UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) July 19, 2011 (July 14, 2011)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7575 West Jefferson Blvd, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2011, Steel Dynamics, Inc. announced the employment and appointment of Russell B. Rinn as Executive Vice President of Metals Recycling and as President and Chief Operating Officer of the company’s wholly-owned subsidiary, OmniSource Corporation. This appointment fills the vacancy at OmniSource that was created by the April 14, 2011, appointment of Mark D. Millett as Steel Dynamics’ President and Chief Operating Officer.

Mr. Rinn, 53, previously served from 2007 to 2010 as an Executive Vice President of Commercial Metals Corporation (CMC) and as the President of its Americas Division, as well as a Supervisory Board member of CMC Poland and CMC Croatia. From 2006 to 2007, he was a Vice President of Commercial Metals Corporation and the Chief Executive Officer and President of the CMC Steel Group, after serving as its Chief Operating Officer since 2004.  Prior to that, he was the President of CMC Steel Group — West Division for a period of two years.

In his new capacity with Steel Dynamics, Mr. Rinn will oversee the company’s metals recycling operations, including the provision of ferrous scrap to SDI’s steel mills.

Mr. Rinn holds a Bachelor of Science Degree in Finance, Marketing and Business Administration from Texas Lutheran University and has completed the Management Development Program at the University of Michigan and the Stanford Executive Program at Standard University’s Graduate School of Business.

Mr. Rinn is a member of the Board of Regents of Texas Lutheran University and is a board member and Vice Chair of the Steel Manufacturers Association.

Item 8.01.	Other Events.

On July 14, 2011, Steel Dynamics, Inc. issued a press release titled “Steel Dynamics Inc. Names Rinn Executive Vice President of Metals Recycling Will Lead OmniSource as President and Chief Operating Officer.”  The full text of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d )	Exhibits.

The following exhibit is furnished with this report:

Exhibit Number	Description

99.1	A press release dated April 14, 2011, titled “Steel Dynamics Inc. Names Rinn Executive Vice President of Metals Recycling Will Lead OmniSource as President and Chief Operating Officer.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/Theresa E. Wagler
Date: July 19, 2011	By:	Theresa E. Wagler
	Title:	Executive Vice President and Chief Financial Officer